Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259333

PROSPECTUS

SHARECARE, INC.
Primary Offering of
17,433,334 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
84,674,479 Shares of Common Stock and
3,728,533 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of 17,433,334 shares of our common stock, par value $0.0001 per share (“common stock”), which consists of (1) up to 5,933,334 that are issuable upon the exercise of certain private placement warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering (the ‘‘IPO”) of Falcon Capital Acquisition Corp., a Delaware corporation (“FCAC”), at an exercise price of $11.50 per share of common stock, and (ii) up to 11,500,000 shares of common stock that are issuable upon the exercise of warrants issued in connection with the IPO, at an exercise price of $11.50 per share of common stock (the “public warrants,” and together with the private placement warrants, the “warrants”). This prospectus also relates to the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 84,674,479 shares of common stock (including (1) 3,728,533 shares of common stock that may be issued upon exercise of certain private placement warrants, (2) 5,000,000 shares of common stock that may be issued upon conversion of the Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) and (3) 1,905,236 shares of common stock that are subject to forfeiture if certain earn-out conditions are not satisfied (“Earnout Shares”)) and (ii) up to 3,728,533 private placement warrants.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of common stock or private placement warrants by the Selling Securityholders pursuant to this prospectus or of the shares of common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and public warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SHCR” and “SHCRW,” respectively. On June 17, 2022, the closing price of our common stock was $2.01 per share and the closing price of our warrants was $0.23.
We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 1, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 17,433,334 shares of common stock upon exercise of the warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 84,674,479 shares of common stock and up to 3,728,533 private placement warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock and/or private placement warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus, together with the information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we otherwise indicate, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
On July 1, 2021 FCAC, our predecessor company, consummated a business combination (the “Business Combination”) pursuant to terms of the Agreement and Plan of Merger, dated February 12, 2021, by and among FCAC, FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC (“Merger Sub”), Sharecare, Inc., a Delaware corporation (“Legacy Sharecare”), and Colin Daniel, solely in his capacity as representative of the Legacy Sharecare stockholders (as may be amended and/or restated from time to time, the “Merger Agreement”). Immediately upon the completion of the Business Combination and the other transactions contemplated by the Merger Agreement (such completion, the “Closing”), Merger Sub merged with and into Legacy Sharecare with Legacy Sharecare surviving the merger as a wholly-owned subsidiary of the Company (as successor to FCAC). In connection with the Business Combination, FCAC changed its name to “Sharecare, Inc.” and Legacy Sharecare changed its name to “Sharecare Operating Company, Inc.”

Unless the context indicates otherwise, references to “the Company,” “Sharecare,” “we,” “us” and “our” refer to Sharecare, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. References to “FCAC” refer to Falcon Capital Acquisition Corp. prior to the Business Combination. References to “Legacy Sharecare” refer to Sharecare, Inc. and its consolidated subsidiaries prior to the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Sharecare. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “possible,” “continue,” “might,” “potential” or “intends” or similar expressions. Forward-looking statements contained in, or incorporated by reference into, this prospectus include, but are not limited to, statements about:
•our ability to realize the benefits expected from the Business Combination;
•our business, operations and financial performance, including:
◦expectations with respect to our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
◦future business plans and growth opportunities, including revenue opportunity available from new or existing clients and expectations regarding the enhancement of platform capabilities and addition of new solution offerings;
◦developments and projections relating to our competitors and the digital healthcare industry;
◦the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto;
◦expectations regarding future acquisitions, partnerships or other relationships with third parties;
◦our future capital requirements and sources and uses of cash, including potential share repurchases and our ability to obtain additional capital in the future and fully access our revolving facility; and
◦our ability to recognize performance-based revenue;
•our status as an emerging growth company (“EGC”) and our intention to take advantage of accommodations available to EGCs under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”); and
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors, including our ability to increase our headcount as we expand our business.

These forward-looking statements are based on information available as of the date such forward-looking statements are made, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock and warrants, see the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities.
Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward- looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus and any applicable prospectus supplement, together with the information incorporated by reference herein or therein.

The Company

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation.
Our platform offers an accessible, interactive, personalized and rewarding environment that aims to transform user engagement with healthcare from episodic to everyday. The platform provides a single destination for people, patients and caregivers to access quality and clinically reviewed content; digitally connect with other patients, community members and healthcare professionals; and adopt action plans provided by healthcare professionals from top institutions. Centralized within its dynamic digital platform, we provide health assessment and wellness tools and population health services to create personalized action plans, improve productivity and reduce health-related costs. We also provide physicians and physician practices with value-based care arrangements through the use of various tools geared towards identifying care gaps, patient engagement and billing efficiencies. Additionally, we provide secure, automated release of information, electronic medical record archiving and business consulting services to streamline the medical records process for both patients and medical facilities. Sharecare also yields strong return on investment performance on behalf of its life sciences and pharmaceutical partners through consumer acquisition campaigns that utilize data-driven and contextual lead generation, sponsorships, audience targeting and condition-specific marketing. Finally, we support care through our network of home caregivers and nurses. We deliver value via our provider, enterprise, and life sciences channels. The consumer solutions channel (as referenced in previous filings) was renamed the life sciences channel in January 2022 in order to more accurately portray the customer base of the channel.
Since the Sharecare platform was launched in 2012, it has grown to approximately 65,000 employer clients, 9.7 million eligible lives, and 6,000 hospitals and physician practices as of December 31, 2021.

Background

We were originally formed as a Delaware corporation on June 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 12, 2021, we entered into the Merger Agreement pursuant to which, among other things, Merger Sub merged with and into Legacy Sharecare with Legacy Sharecare surviving the merger as a wholly-owned subsidiary of the Company (as successor to FCAC). On July 1, 2021, we consummated the Business Combination.
In connection with the Business Combination, we changed our name from “Falcon Capital Acquisition Corp.” to “Sharecare, Inc.” and Legacy Sharecare changed its name to “Sharecare Operating Company, Inc.,” and we continued the listing of our common stock and public warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively.
The rights of holders of our common stock, preferred stock and warrants are governed by our fourth amended and restated certificate of incorporation (including the Certificate of Designations for our Series A Convertible

Preferred Stock) (collectively, our “Charter”), our amended and restated bylaws (the “bylaws”) and the Delaware General Corporation Law, and in the case of our warrants, the Warrant Agreement, dated September 21, 2020, between FCAC and Continental Stock Transfer & Trust Company. See the section entitled “Selling Securityholders.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act 1933, as amended (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Sharecare’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FCAC’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may cause you to lose all or a part of your investment in the offered securities.

Corporate Information

Our principal executive offices are located at 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305, and our telephone number is (404) 671-4000. We maintain a website at www.sharecare.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering the issuance by us of up to 17,433,334 shares of our common stock that may be issued upon exercise of the warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 84,674,479 shares of common stock and (ii) up to 3,728,533 private placement warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 5 of this prospectus.

Issuance of Common Stock

The following information is as of June 17, 2022 and does not give effect to issuances of our common stock or warrants after such date, or the exercise of warrants after such date.

Shares of our common stock to be issued upon exercise of the warrants	17,433,334
Shares of our common stock outstanding	351,670,070(1)
Exercise price of warrants	$11.50 per share, subject to adjustment
Use of proceeds	We will receive up to an aggregate of $200,483,341.00 from the exercise of the warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.

Resale of Common Stock and Warrants

Shares of common stock offered by the Selling Securityholders
84,674,479 (includes (i) 3,728,533 shares of common stock that may be issued upon exercise of certain private placement warrants, (ii) 5,000,000 shares of common stock that may be issued upon conversion of the Series A Preferred Stock and (iii) 1,905,236 Earnout Shares).

Warrants offered by the Selling Securityholders (representing private placement warrants)	3,728,533
Redemption	The warrants are redeemable in certain circumstances.

Use of proceeds
We will not receive any proceeds from the sale of the common stock and private placement warrants to be offered by the Selling Securityholders. With respect to shares of common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Ticker symbols	Our common stock and public warrants are listed on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively.

(1) The number of shares of common stock outstanding is based on 351,670,070 shares of common stock outstanding as of June 17, 2022 and does not include:
•161,253,634 shares of common stock reserved for issuance under the Sharecare, Inc. 2021 Omnibus Incentive Plan, including 122,887,699 shares of common stock issuable upon the exercise of outstanding options to purchase shares of our common stock or settlement of restricted stock units;
•11,500,000 shares of common stock underlying public warrants and 5,933,334 shares of common stock underlying our private placement warrants;
•890,314 shares of common stock underlying warrants issued at the Closing in exchange for certain existing warrants of Legacy Sharecare;
•147,946 shares of common stock underlying warrants issued in April 2022 upon the achievement of specified milestones pursuant to a contractual customer arrangement;
•5,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock;
•3,232,048 shares of common stock issuable upon the achievement of specified milestones pursuant to agreements outstanding as of June 17, 2022; and
•10,025,636 warrants to purchase shares of common stock issuable upon achievement of specified milestones pursuant to contractual arrangements with certain customers and other parties as of June 17, 2022.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of one or more of the events or circumstances described in such filings, alone or in combination with other events or circumstances, may cause you to lose all or a part of your investment in the offered securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business or results of operations. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $200,483,341.00 from the exercise of the warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. In addition, the private placement warrants may be exercised on a “cashless basis” so long as they are held by the initial stockholders or their permitted transferees. To the extent that the private placement warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the private placement warrants will decrease.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 84,674,479 shares of common stock (including (i) 3,728,533 shares of common stock that may be issued upon exercise of certain private placement warrants, (ii) 5,000,000 shares of common stock that may be issued upon conversion of Series A Preferred Stock and (iii) 1,905,236 Earnout Shares) and up to 3,728,533 private placement warrants. The Selling Securityholders may from time to time offer and sell any or all of the common stock and private placement warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or private placement warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock and private placement warrants beneficially owned, the aggregate number of shares of common stock and private placement warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock and private placement warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 351,670,070 shares of common stock outstanding as of June 17, 2022.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or private placement warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and private placement warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
Unless otherwise noted, the address for each of the Selling Securityholders listed below is 255 East Paces Ferry Road, Atlanta, GA 30305.

Selling Securityholder*	Shares of Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Private Placement Warrants Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Entities affiliated with Claritas Capital(1)	36,893,128	—	37,000,501 (20)	—	—	—	—	—
Entities affiliated with Anthem, Inc. (2)	10,621,878	1,000,000	10,322,986 (20)	1,000,000	315,600	*	—	—
Wood River Capital, LLC (3)	9,000,000	—	9,000,000	—	—	—	—	—
Falcon Equity Investor LLC (4)	—	—	851,808 (20)	—	—	—	—
Jeffrey Arnold (5)	38,258,091	—	5,729,426 (20)	—	32,550,808	9.3%	—	—
Eldridge PIPE Holdings, LLC (6)	3,910,100	—	3,910,100	—	—	—	—	—
Digital Alpha Fund (7)	1,500,000	—	1,500,000	—	—	—	—	—
Neal Aronson (8)	1,500,000	—	1,500,000	—	—	—	—	—
Alan Mnuchin (9)	2,320,278	1,067,733	2,721,316 (20)	1,067,733	19,000	*	—	—
Justin Ferrero (10)	12,287,869	—	1,016,959 (20)	—	11,274,840	3.2%	—	—
Dawn Whaley (11)	12,287,657	—	1,016,959 (20)	—	11,274,628	3.2%	—	—
Centaurus Capital LP (12)	1,000,000	—	1,000,000	—	—	—	—	—
Exodus Capital LLC (13)	1,000,000	—	1,000,000	—	—	—	—	—
Jeff Sagansky (14)	1,718,478	791,467	2,008,666 (20)	791,467	19,000	*	—	—
Entities managed by UBS O’Connor LLC (15)	605,264	341,333	693,241 (20)	341,333	—	—	—	—
Point72 Associates LLC (16)	348,333	—	265,000	—	83,333	*
The HGC Fund, LP (17)	473,299	341,333	517,288 (20)	341,333	—	—	—	—
Sharecare Foundation	428,250	—	428,250(20)	—	—	—	—	—
Jeff Allred	425,165	—	407,741	—	19,000	*	—	—
TWORDC Family Partnership, L.P. (18)	400,000	—	400,000	—	—	—	—	—
Other selling securityholders (19)	7,221,965	186,667	3,384,238 (20)	186,667	3,838,674	1.1%	—	—

*	Less than 1.0%

(1)
Shares of common stock beneficially owned prior to this offering consists of 36,857,499 shares of common stock and 35,629 options to purchase shares of common stock that are currently exercisable or are exercisable within 60 days of June 17, 2022. The registered holders of the referenced securities to be registered are the following funds and a managed account under management by entities controlled by John H. Chadwick, founder and partner of Claritas Capital, LLC and a director of Sharecare: Claritas Dozoretz Partners, LLC, Claritas Capital Fund IV, LP, Claritas Irby, LLC, Claritas Opportunity Fund 2013, LP, Claritas Opportunity Fund II, LP, Claritas Sharecare CN Partners, LLC. Claritas Opportunity Fund IV, L.P., Claritas Cornerstone Fund, LP, Claritas Sharecare 2018 Notes, LLC, Claritas Sharecare Notes, LLC, Claritas Sharecare 2019 Notes LLC, Claritas Opportunity Fund V, L.P., Claritas SC Bactes Partners, LLC, Claritas SC Partners, LLC, Claritas Sharecare F3 LLC, Claritas Sharecare—CS Partners, LLC, Claritas Frist Partners, LLC, Claritas Sharp Partners, LLC, Claritas Sharecare Partners LLC, Claritas Irby Partners II, LLC and Claritas Capital Management Services, Inc (collectively, including the managed account, the “Claritas Entities”). On behalf of the Claritas Entities, Mr. Chadwick has voting and investment power over the shares held by the Claritas Entities through his control of the entities that manage the Claritas Entities, which are: Claritas Capital, LLC, Claritas Capital SLP—V, GP, CC Partners IV, LLC, CC SLP V, GP, Claritas Capital EGF—V Partners, LLC, Claritas Capital EGF—IV Partners, LLC, Claritas Opportunity Fund Partners II, LLC, CC Partners IV, LLC, CC SLP IV, GP, CC SLP V, GP, Claritas SCB SLP, GP, CC Partners V, LLC, Claritas SC-SLP GP and Claritas Capital EGF—IV Partners, LLC (he controls Claritas Capital Management Services, Inc. as a director and as its president rather than through a managing entity). Mr. Chadwick expressly disclaims beneficial ownership of all securities held by the Claritas Entities other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal address for Claritas Capital is 30 Burton Hills Boulevard, Suite 100, Nashville, TN 37215.

(2)	Shares of common stock beneficially owned prior to this offering include 4,621,878 shares of common stock held by ATH Holding Company, LLC, 5,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock held by Blue Cross of California and 1,000,000 shares of common stock issuable upon exercise of the same number of private placement warrants held by Blue Cross of California. ATH Holding Company, LLC and Blue Cross of California are wholly-owned subsidiaries of Anthem. Scott Anglin, in his capacity as Senior Vice President, Treasurer and Chief Investment Officer of Anthem, Inc., may be deemed to have voting and dispositive power over the securities held by ATH Holding Company, LLC and Blue Cross of California. Mr. Anglin disclaims any beneficial ownership of the securities held by ATH Holding Company, LLC or Blue Cross of California other than to the extent of any pecuniary interest he may have therein, indirectly. The business address of ATH Holding Company, LLC and Blue Cross of California is 220 Virginia Avenue, Indianapolis, IN 46204.
(3)	Wood River Capital, LLC (“Wood River”) is 100% owned by SCC Holdings and SCC Holdings is 100% owned by Koch Industries. Koch Industries and SCC Holdings may be deemed to beneficially own the common stock held by Wood River by virtue of Koch Industries’ ownership of SCC Holdings and SCC Holdings’ ownership of Wood River. The address for Wood River is 4111 E. 37th N, Wichita, KS 67220.
(4)	Falcon Equity Investors LLC is the record holder of the securities reported herein. Eagle Falcon JV Co LLC, which is controlled by Mr. Alan Mnuchin, is the managing member of Falcon Equity Investors LLC and has voting and investment discretion with respect to the common stock held of record by Falcon Equity Investors LLC. Eagle Falcon JV Co LLC and Mr. Mnuchin each disclaims any beneficial ownership of the securities held by Falcon Equity Investors LLC other than to the extent of any pecuniary interest each may have there in, directly or indirectly.
(5)	Shares of common stock beneficially owned prior to this offering consists of 8,468,521 shares of common stock and 29,789,570 options to purchase shares of common stock that are currently exercisable or are exercisable within 60 days of June 17, 2022. The registered holders of the referenced shares to be registered are Jeffrey Arnold, Arnold Media Group, LLC and JT Arnold Enterprises, II LLLP. Mr. Arnold is the beneficial owner and has sole voting and investment power over the referenced securities.
(6)	Eldridge PIPE Holdings, LLC is indirectly controlled by Eldridge Industries, LLC (“Eldridge”). Todd L. Boehly is the indirect controlling member of Eldridge, and in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock held by Eldridge PIPE Holdings, LLC. Eldridge is a private investment firm specializing in providing both equity and debt capital. Mr. Boehly is the Chairman, Chief Executive Officer and controlling member of Eldridge. The address for Eldridge PIPE Holdings LLC is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.
(7)	Consists of shares beneficially owned by Digital Alpha Fund II, LP and Digital Alpha Fund II-A, LP. The address for these holders is 3535 Executive Terminal Drive, Ste 100, Henderson, NV 89052.
(8)	The address for the selling securityholder is 1180 Peachtree Street NE, Suite 2500, Atlanta, GA 30309.
(9)	Shares of common stock beneficially owned prior to this offering includes 1,067,733 shares of common stock issuable upon exercise of the same number of private placement warrants. MMT is the registered holder of 2,301,278 shares of common stock and all of the referenced private placement warrants and shares of common stock issuable upon exercise of such private placement warrants to be registered. Mr. Mnuchin has voting and investment discretion with respect to the securities held of record by MMT. Mr. Mnuchin holds 19,000 shares of common stock directly. The business address for the holders of these securities is 3 Columbus Circle, 24th Floor, New York, NY 10019.
(10)	Shares of common stock beneficially owned prior to this offering consists of 1,881,558 shares of common stock and 10,406,311 options to purchase shares of common stock that are currently exercisable or are exercisable within 60 days of June 17, 2022. The registered holders of the referenced shares to be registered are Justin Ferrero, Arnold Media Group, LLC and JL Ferrero Enterprise LLP. Mr. Ferrero is the beneficial owner and has sole voting and investment power over the referenced securities.
(11)	Shares of common stock beneficially owned prior to this offering consists of 1,881,346 shares of common stock and 10,406,311 options to purchase shares of common stock that are currently exercisable or are exercisable within 60 days of June 17, 2022. The registered holders of the referenced shares to be registered are Dawn Whaley, Arnold Media Group, LLC and Queen B Family Management Company, LLLP. Mrs. Whaley is the beneficial owner and has sole voting and investment power over the referenced securities.
(12)	Centaurus Holdings, LLC is the general partner of Centaurus Capital LP. Centaurus Holdings, LLC is controlled by its manager, John D. Arnold. The business address of Centaurus is c/o Centaurus Capital LP, 1717 West Loop South, Suite 1800, Houston, TX 77027.
(13)	The address for Exodus Capital, LLC is 3223 Howell Mill Road NW, Atlanta, GA 30327.
(14)	Shares of common stock beneficially owned prior to this offering includes 791,467 shares of common stock issuable upon exercise of the same number of private placement warrants. The business address of Mr. Sagansky is 3 Columbus Circle, 24th Floor, New York, NY 10019.
(15)	Shares of common stock beneficially owned prior to this offering includes 341,333 shares of common stock issuable upon exercise the same number of private placement warrants. The registered holders of the referenced private placement warrants and shares of common stock to be registered are Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Merger Arbitrage Master Fund (collectively, the “UBS Entities”). Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the UBS Entities, and may be deemed to have voting and dispositive power over the securities held by the UBS Entities. The business address of UBS O’Connor LLC is One North Wacker Drive, Chicago IL 60606.

(16)	Reflects securities held directly by Point72 Associates, LLC. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d—3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates, LLC is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford CT 06902.
(17)	Shares of common stock beneficially owned prior to this offering includes 341,333 shares of common stock issuable upon exercise the same number of private placement warrants. HGC Investment Management Inc., serves as the investment manager of The HGC Fund LP. The business address of HGC Investment Management Inc is 1073 Yonge Street, 2nd Floor, Toronto, ON Canada M4W 2L2.
(18)	The address for TWORDC Family Partnership, L.P. is 210 E. Capitol Street, Suite 1210, Jackson, MS 39201.
(19)	Shares of common stock beneficially owned prior to this offering consists of (i) 3,437,451 shares of common stock, (ii) 186,667 shares of common stock issuable upon exercise of private placement warrants and (iii) 3,597,847 options to purchase shares of common stock that are currently exercisable or are exercisable within 60 days of June 17, 2022. The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our common stock and less than 1% of the outstanding warrants to purchase shares of our common stock.
(20)	Includes Earnout Shares.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock and the acquisition, exercise, disposition and lapse of our warrants. This discussion applies only to our common stock and warrants that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our common stock or warrants in this offering.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to consequences relating to the alternative minimum tax, the Medicare tax on certain net investment income, the special tax accounting rules under Section 451(b) of the Code and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•    banks, financial institutions or financial services entities;

•    broker-dealers;

•    governments or agencies or instrumentalities thereof;

•    regulated investment companies;

•    real estate investment trusts;

•    expatriates or former long-term residents of the United States;

•    persons that actually or constructively own five percent or more (by vote or value) of our shares;

•    persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•    insurance companies;

•    dealers or traders subject to a mark-to-market method of accounting with respect to shares of common stock or warrants;

•    persons holding our shares of common stock or warrants as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•    U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•    partnerships (or entities or arrangements classified as partnerships or other pass-through entities for
U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•    tax-exempt entities;

•    controlled foreign corporations; and

•    passive foreign investment companies.
If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock or warrants, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock or warrants, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock and the acquisition, exercise, disposition and lapse of our warrants.
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. There can be no assurance that the IRS or a court will agree with the discussion herein regarding the tax consequences of the acquisition, ownership and disposition of our common stock or the acquisition, exercise, disposition and lapse of our warrants. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND THE ACQUISITION, EXERCISE, DISPOSITION AND LAPSE OF OUR WARRANTS. EACH PROSPECTIVE INVESTOR IN OUR SHARES OF COMMON STOCK OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK AND THE ACQUISITION, EXERCISE, DISPOSITION AND LAPSE OF OUR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or warrants who or that is, for U.S. federal income tax purposes:

•    an individual who is a citizen or resident of the United States;

•    a corporation (or other entity taxable as a corporation) organized in or under the laws of the United
States, any state thereof or the District of Columbia;

•    an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•    a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.
Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock less any prior distributions treated as a return of capital.
Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a warrant for cash. The U.S. holder’s initial tax basis in the share of our common stock received upon exercise of the warrant will generally be an amount equal to its tax basis in the warrant plus the exercise price of such warrant. It is unclear whether a U.S. holder’s holding period for our common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. holder held the warrants.
In certain circumstances, the warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in our common stock received upon exercise of the warrant.
Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in its warrants will generally equal the U.S. holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.
If a warrant is allowed to lapse unexercised, a U.S. holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. Any such loss generally will be a capital loss and will be long- term capital loss if the warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders – Taxation of Distributions” in the same manner as if such U.S. holder received a cash distribution from us on our common stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock or warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:
•    a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•    a foreign corporation; or
•    an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock or warrants. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock and the acquisition, exercise, disposition and lapse of our warrants.
Taxation of Distributions. In general, any distributions we make (including constructive distributions, if any, that we are deemed to make) to a Non-U.S. holder of shares of our common stock or warrants, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend (determined in the manner described above under “Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders – Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. holder would be the same as those described below in “Non-U.S. Holders – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants”.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or warrants or an expiration or redemption of our warrants, unless:

•    the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•    we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or warrants, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.
We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.
Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our common stock or warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends, if any) on our common stock or warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 17,433,334 shares of our common stock that may be issued upon exercise of the warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 84,674,479 shares of common stock (including (1) 3,728,533 shares of common stock that may be issued upon exercise of the private placement warrants, (2) 5,000,000 shares of common stock that may be issued upon conversion of the Series A Preferred Stock and (3) 1,905,236 Earnout Shares) and (ii) up to 3,728,533 private placement warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement or other agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•    purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•    ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•    block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    an over-the-counter distribution in accordance with the rules of Nasdaq;

•    through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•    through one or more underwritten offerings on a firm commitment or best efforts basis;

•    settlement of short sales entered into after the date of this prospectus;

•    agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•    in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•    directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•    through a combination of any of the above methods of sale; or

•    any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•    the specific securities to be offered and sold;

•    the names of the selling securityholders;

•    the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•    settlement of short sales entered into after the date of this prospectus;

•    the names of any participating agents, broker-dealers or underwriters; and

•    any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker- dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of common stock and public warrants are currently listed on Nasdaq under the symbols “SHCR” and “SHCRW” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

King & Spalding LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sharecare, Inc.

EXPERTS

The consolidated financial statements of Sharecare, Inc. appearing in Company's Annual Report (Form 10-K) for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock and private placement warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits or the information incorporated by reference. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain an Internet website at www.sharecare.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be “furnished” to the SEC pursuant to applicable rules and regulations) until we terminate the offering of these securities, including all such documents that we may file with the SEC after the date of but prior to the effectiveness of this Post-Effective Amendment No. 2:

1.Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022 (the “Annual Report”);
2.Our definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2022 (solely to the extent incorporated by reference into Part III of the Annual Report);
3.Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;
4.Our Current Reports on Form 8-K, filed with the SEC on January 4, 2022, March 31, 2022 and June 14, 2022 (in each case, excluding any information “furnished” pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K unless otherwise indicated therein);

5.The description of our securities contained in our registration statement on Form 8-A, dated September 18, 2020, filed with the SEC on September 18, 2020 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.3 to the Annual Report; and

6.All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).
Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document prior to the date of this prospectus incorporated by reference herein or in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at www.sec.gov, or by writing us at the following address or telephoning us at the number below:

Sharecare, Inc.
Attn: Corporate Secretary
255 East Paces Ferry Road NE, Suite 700
Atlanta, Georgia 30305
(404) 671-4000

Primary Offering of
17,433,334 Shares of Common Stock Issuable Upon Exercise of Warrants
Secondary Offering of
84,674,479 Shares of Common Stock and
3,728,533 Warrants to Purchase Common Stock

PROSPECTUS

July 1, 2022